Exhibit 21. Subsidiaries of Genterra Inc.


Name                                            Jurisdiction of Organization
-------------------------------------------------------------------------------
127627 Ontario Limited                          Ontario

767705 Ontario Limited                          Ontario

Huntbrook Development Inc.                      Ontario

Rallets Realty Inc.                             Ontario

Synergx Systems Inc.                            Delaware